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                                                                      Exhibit 13


                        MID-AMERICAN ALLIANCE CORPORATION
                               SUBSIDIARY LISTING




MID-AMERICAN ALLIANCE CORPORATION
         Mid American Century Life Insurance Company
                  Security Alliance Insurance Company
                  Ken Johnson Agency, Inc.
         Mid-American Capital Corporation
         Mid-American Associates Agency, Inc.
                  Southwest Agency, Inc.